FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO.: 333-165147-02

THIS FREE WRITING PROSPECTUS, DATED APRIL 18, 2012, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-165147) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED APRIL 9, 2012

$1,003,546,000 (Approximate)

J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-C6
Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMorgan Chase Bank, National Association
Ladder Capital Finance LLC
Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2012-C6

J.P. Morgan
Lead Manager and Sole Bookrunner

Ladder Capital Securities	Wells Fargo Securities	Goldman, Sachs & Co.
Co-Manager	Co-Manager	Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated April 9, 2012 (the “Free Writing Prospectus”), and the draft pooling and servicing agreement, dated April 10, 2012 (the “Draft PSA” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”). Capitalized terms used in this Supplement but not defined herein will have the meanings ascribed to them in the Free Writing Prospectus.

The following information modifies the information contained in the Transaction Free Writing Prospectus:

1.
Each reference to the Class F certificates on pages S-83, S-85 and S-86 of the Free Writing Prospectus are updated to refer to the Class G certificates on those pages.  In addition, the definition of “Control Event” in the Draft PSA is updated to read as follows:  “Control Event”:  The occurrence of the Certificate Balance of the Class G Certificates (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class.

In all other respects, except as modified above, the Transaction Free Writing Prospectus remains unmodified.

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THE INFORMATION IN THIS FREE WRITING PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.